Exhibit 2.2

CERTIFICATE OF MERGER

OF

BH Merger Sub, Inc.

WITH AND INTO

CoEPtis THERAPEUTICS, Inc.

Pursuant to Title 8, Section 251(a) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are:

Name:	State of Incorporation:

Coeptis Therapeutics, Inc. (“Coeptis”)	Delaware

BH Merger Sub, Inc. (“Merger Sub”)	Delaware

SECOND: Coeptis shall be the surviving corporation of the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Coeptis Therapeutics, Inc.”, a Delaware corporation.

THIRD: The Agreement and Plan of Merger, dated as of April 18, 2022, by and among the Constituent Corporations and the other parties thereto (as amended, the “Merger Agreement”), setting forth the terms and conditions of the merger has been approved, adopted, executed and acknowledged by the Surviving Corporation and Merger Sub in accordance with Title 8, Section 251 and Section 228 of the DGCL.

FOURTH: This Certificate of Merger, and the merger provided for herein, shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

FIFTH: At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Annex A hereto.

SIXTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: 105 Bradford Road, Suite 420, Wexford, PA 15090.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed as of October 28, 2022 by a duly authorized officer, declaring that the facts stated herein are true.

COEPTIS THERAPEUTICS, INC.

By: /s/ David Mehalick

Name: David Mehalick

Title: President/CEO

[Signature Page to Coeptis Therapeutics, Inc. Certificate of Merger]

Annex A

[see attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COEPTIS THERAPEUTICS, INC.

FIRST: The name of the corporation is Coeptis Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which shall be common stock, par value $0.0001 per share. The holders of the common stock shall exclusively possess all voting power and each share of common stock shall have one vote on all matters submitted to the stockholders for a vote.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. Any repeal or modification of this Article SIXTH shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article SIXTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification under Article SEVENTH hereto.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

EIGHTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its direct or indirect subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Except to the extent expressly set forth in Articles SIXTH, SEVENTH, and EIGHTH the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.